CATALYST FUNDS

AMENDED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

This Amended Multiple Class Plan (the “Plan”) is adopted in accordance with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”) by Catalyst Funds (the “Trust”) on behalf of each of its series funds listed on Exhibit A (each a “Fund”).  A majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act), having determined that the Plan is in the best interests of each class of each Fund individually and of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.

General Description Of Classes.  Each class of shares of a Fund shall represent interests in the same portfolio of investments of the applicable Fund and shall be identical in all respects, except that each class shall differ with respect to:  (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plans; (iii) such differences relating to sales loads, purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of the applicable Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of shares.  There currently are six classes designated:  Class A, Class C, Class T, Class I (also known as “Institutional Class”), Retail Class and Class U.

a.

Class A Shares are subject to maximum annual fees under Rule 12b-1 of 0.50%.

b.

Class C Shares are subject to maximum annual fees under Rule 12b-1 of 1.00%.

c.

No Rule 12b-1 fees are imposed on Class I Shares.

d.

Retail Class Shares are subject to maximum annual fees under Rule 12b-1 of 0.25%.

e.

Class T Shares are subject to maximum annual fees under Rule 12b-1 of 0.50%.

f.

Class U shares are subject to maximum annual fees under Rule 12b-1 of 1.00%.

2.

Expense Allocations To Each Class.

a.

In addition to the distribution fees described above, certain expenses may be attributable to a particular class of shares of a Fund (“Class Expenses”).  Class Expenses are charged directly to net assets of the class of the applicable Fund to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class.  Class Expenses may include;

(i)

expenses incurred in connection with a meeting of shareholders;

(ii)

litigation expenses;

(iii)

printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)

expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)

transfer agent fees and shareholder servicing expenses; and

(vi)

such other expenses incurred by or attributable to a specific class.

b.

All other expenses of a Fund are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the applicable Fund.  Notwithstanding the foregoing, the distributor or adviser of the applicable Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

3.

Class Designation.  Subject to the approval by the Trustees of the Trust, each Fund may alter the nomenclature for the designations of one or more of its classes of shares.

4.

Additional Information.  This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares of the applicable Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan.  The Prospectus contains additional information about each class and the Fund’s multiple class structure.

5.

Effective Date.  This Amended Plan is effective December 28, 2009, provided that this Plan shall not become effective with respect to the Fund or a class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).  This Plan may be terminated or amended at any time with respect to a Fund or a class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).

CATALYST FUNDS

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

EXHIBIT A

SERIES OF THE TRUST

AS AMENDED December 28, 2009

Designated Series	Designated Classes for each Series
America First Quantitative Strategies Fund	Class A and C
America First Absolute Return Fund	Class A and U
Catalyst/ Groesbeck Growth of Income Fund	Class A and C
Catalyst High Income Fund	Class A and C
Catalyst Total Return Income Fund	Class A and C
Catalyst Rising Dividend Income Fund	Class A and C
Catalyst Value Fund	Class A, C and I
Compass EMP Alternative Investment Fund	Class A, C and T
Compass EMP Conservative to Moderate Fund	Class A, C and T
Compass EMP Long-Term Growth Fund	Class A, C and T
Day Hagan Tactical Allocation Fund of ETFs	Class A and C
Eventide Gilead Fund	Class A, C, Institutional and Retail
Listed Private Equity Plus Fund	Class A and C